UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2019

Tilray, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38594	82-4310622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Maughan Road

Nanaimo, BC, Canada, V9XIJ2

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (844) 845-7291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 14, 2019, Tilray, Inc. (the “Company”), a global pioneer in cannabis production and distribution, entered into a Profit Participation Agreement (the “Profit Participation Agreement”) and a Payment Agreement (the “Payment Agreement”) with ABG Intermediate Holdings 2, LLC (“ABG”), pursuant to which the Company purchased from ABG participation rights in up to 49% of the net (i.e., post-expense) royalties from cannabis products bearing brands currently within the ABG portfolio (ratably based on the portion of the aggregate amount of consideration (as described below) received by ABG) that ABG receives from the exploitation of certain ABG brands in connection with the development, marketing and sale of cannabis-related products. As consideration for such participation rights, the Company (a) paid $20,000,000 in cash to ABG and issued 840,107 shares of Class 2 Common Stock of the Company to ABG (valued at $66,666,666 in aggregate based on the “Opening Stock Value” described below), (b) has agreed to pay an additional $13,333,333 in cash to ABG not later than 45 days after the date of the Payment Agreement, (c) has agreed to pay an additional 840,107 shares of Class 2 Common Stock of the Company to ABG with an aggregate value of $66,666,667 based on the Opening Stock Value, subject to certain triggers pertaining to the regulatory status of cannabidiol in the United States, and (d) has agreed to pay further additional consideration with an aggregate value of $83,333,333 in a combination, at ABG’s election, of up to $16,666,667 in cash and the remainder of such value in shares of Class 2 Common Stock of the Company (based on a 15-trading day volume weighted average price of such shares on the date of payment of such further additional consideration) subject to certain triggers pertaining to the regulatory status of tetrahydrocannibinol in the United States or the receipt of $5,000,000 in distributions to the Company from the Profit Participation Agreement derived from cannabis products that contain tetrahydrocannibinol outside of the United States, in accordance with the terms and conditions set forth in, the Payment Agreement. For the purposes of the transaction, the parties agreed that the Company’s Class 2 Common Stock “Opening Stock Value” is the average of the volume weighted average trading price of such shares for the two 15-trading day periods ended on January 10 and January 11, 2019. That average is $79.355 per Class 2 Common Stock of the Company. The shares of Class 2 Common Stock of the Company that were issued and are to be issued in connection with the transactions contemplated by the Profit Participation Agreement and the Payment Agreement have not been registered with the Securities and Exchange Commission and are subject to certain transfer restrictions.

Under the Profit Participation Agreement, the Company will, among other things and in addition to the participation rights, have the opportunity to (a) license and develop cannabis products bearing brands currently within the ABG portfolio, and (b) supply active cannabinoid ingredients, including tetrahydrocannabinol and cannabidiol, for products created and sold pursuant to licenses entered into by ABG with the Company or third parties to develop branded cannabis products. In the event ABG acquires additional brands after entering into the Profit Participation Agreement, the Company will also have the right to purchase participation rights in the net (i.e., post-expense) royalties from cannabis products bearing such brands, to be negotiated with ABG in each instance.

The foregoing descriptions of the transactions contemplated by the Profit Participation Agreement and the Payment Agreement do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of the Profit Participation Agreement and the Payment Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

A copy of the press release announcing the Company’s entry into the Profit Participation Agreement and the Payment Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the consummation of the transactions contemplated by the Profit Participation Agreement and the Payment Agreement, the Company has issued 840,107 shares of Class 2 Common Stock of the Company, and has agreed to issue additional shares of Class 2 Common Stock of the Company, to ABG, each in accordance with the terms and conditions set forth in the Payment Agreement. The information contained in (or incorporated by reference into) Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued January 15, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILRAY, INC.

By: /s/ Brendan Kennedy
Name: Brendan Kennedy
Title: President and Chief Executive Officer

Dated: January 15, 2019